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                                                                  EXHIBIT 99.2
                               August 30, 1999



International Data Corporation



Dear eGain Communications Corporation:


Per our discussion, you have approval of International Data Corporation to use the following information as stated below (in bold).

From the eGain Communications Corporation Registration Statement on Form S-1, sections entitled "Summary" and "Business - Industry Background":

"International Data Corporation estimates that worldwide license revenues for eCommerce customer service and support applications will grow from $42 million in 1998 to $1.6 billion in 2002."

"International Data Corporation, or IDC, estimates that the number of customers buying goods and services over the Internet worldwide will grow from approximately 30 million in 1998 to 133 million in 2002, and that the total value of goods and services purchased over the Internet will increase from approximately $50 billion in 1998 to over $734 billion by 2002."

"IDC estimates that worldwide license revenues for eCommerce customer service and support applications will grow from $42 million in 1998 to $1.6 billion in 2002."



                                        Sincerely,


                                        /s/ Alexa McCloughan
                                        -----------------------------
                                        International Data Corporation